Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

October 12, 2012

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of one dollar and thirteen cents ($1.13) per Unit of Beneficial Interest payable on November 20, 2012 to Mesabi Trust unitholders of record at the close of business on October 30, 2012. This compares to a distribution of one dollar and twelve cents ($1.12) per Unit for the same period last year.

The increase in the current distribution of one cent ($0.01) per Unit, as compared to the same quarter last year, is attributable to two factors. First, the volume of shipments of iron ore pellets credited to the Trust during the third quarter of 2012 was significantly higher than the volume of shipments credited to the Trust during the third quarter of 2011. The effect of higher volumes of iron ore pellet shipments during the third quarter 2012 credited to the Trust was offset somewhat by lower average sales prices per ton credited to the Trust during the same period. Second, the higher volume of shipments credited to the Trust for the third quarter of 2012 resulted in the application of a 6% royalty rate calculated on all tons shipped in excess of four million tons (on a year to date basis). Northshore’s most recent quarterly royalty report also reflected an $884,835 negative price adjustment to royalties previously received by Mesabi Trust for shipments of iron ore by Northshore during the first and second quarters of 2012. The base and bonus royalties payable to Mesabi Trust (after the application of pricing adjustments by Northshore) increased from approximately $14.5 million in the third calendar quarter of 2011 to approximately $14.7 million for the third calendar quarter of 2012, an increase of approximately 1.7%.

Based on shipments of iron ore pellets during the third calendar quarter of 2012 reported by Northshore, Mesabi Trust expects to be credited with a base royalty of $9,995,160 (based on credited shipments of 2,406,218 tons of iron ore mined from Mesabi Trust lands as described further below).  Mesabi Trust also expects to be credited with a bonus royalty in the amount of $5,633,175 based on the average sales price per ton of iron ore pellets and the volume of shipments during the third calendar quarter of 2012.  In addition, as discussed above, Northshore applied a $884,835 negative price adjustment to base and bonus royalties previously received by the Trust for shipments by Northshore during the first and second quarters of this year, thereby reducing the total royalty payment expected to be received on October 30, 2012 by Mesabi Trust from Northshore to $14,981,365 (which includes a royalty payment of $237,865 payable to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the particular quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Trust lands.  In the third calendar quarter of 2012, Northshore credited the Trust with 2,406,218 tons shipped from Mesabi Trust lands, as compared to Northshore crediting Mesabi Trust with 1,921,806 tons during the third calendar quarter of 2011.  The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices determined under contracts between Northshore, Northshore’s parent Cliffs Natural Resources Inc. (“Cliffs”) and certain of their customers (the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2012 and prior years continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.  Based on all of the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.

With respect to the remainder of calendar year 2012, Northshore has not advised Mesabi Trust of its expected total 2012 shipments of iron ore products or what percentage of 2012 shipments will be from Mesabi Trust lands.  Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2012, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring of operating companies in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520